Exhibit No. (a)(2)                                            Press release of Tengasco, Inc. dated July 13, 2015

FOR IMMEDIATE RELEASE

Tengasco’s Board of Directors Rejects Unsolicited Tender Offer from ICN Fund I, LLC

Finds Offer Not in Stockholders’ Best Interests and Recommends Stockholders Not Tender Shares in the Offer

Greenwood Village, Colorado, July 13, 2015 -- Tengasco, Inc. (NYSE MKT: TGC)  (“Tengasco” or the “Company”)  announced today that its Board of Directors has unanimously rejected the unsolicited tender offer from ICN Fund I, LLC (“ICN”) to acquire all of the outstanding shares of the Company for $0.2736 per share.  The Company today filed with the Securities and Exchange Commission its “Solicitation/Recommendation Statement on Schedule 14D-9” relating to the offer by ICN, which includes the recommendation of the Board that shareholders not tender in the offer. The Schedule 14D-9 may be found on the SEC’s website, sec.gov by searching for Company Filings under our ticker symbol “TGC”, or on the Company’s website www.tengasco.com.

As reported in the Schedule 14d-9, the Board consulted with the Company’s management, reviewed the terms and conditions of the ICN’s offer; considered other information relating to the Company’s historical financial performance, portfolio of properties and future opportunities; and evaluated various factors in light of the Board’s knowledge of the Company’s business, financial condition, properties, and future prospects.  As a result of this review and analysis, the Board unanimously determined that the offer is not in the best interests of the Company’s stockholders. Accordingly, the Board unanimously recommended that the stockholders reject the offer and not tender their shares to ICN for purchase pursuant to the offer.

The reasons for the Board’s recommendation included: the Board’s belief that, given the timing of the offer and the offer price, the offer represents an opportunistic attempt to purchase the shares at an inadequate price and thereby deprive the Company’s tendering stockholders of the potential opportunity to realize the full long-term value of their investment in the Company;  the Board’s knowledge of the value of the Company’s assets; the Board’s belief that the value of the Company’s proved oil reserves exceeds the value represented by the offer price; and the existence of errors and inconsistencies in ICN’s offering documents that, in the Board’s view, undermine the credibility and seriousness of the offer.

The Company stated in its Schedule 14D-9 that as of June 26, 2015, Tengasco’s directors and officers as a group owned 20,907,878 outstanding shares, representing 34.36% of the total number of the Company’s outstanding shares. The Company reported that all of its directors and officers holding shares have advised the Company that they do not intend to tender any of their shares in response to the offer.

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release other than statements of historical fact are forward-looking statements. Such statements are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of the Company’s performance in future periods. Such forward-looking statements can generally be identified by the Company’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. The future value of the Company’s properties and stock are subject to numerous risks and uncertainties, including future commodity prices and general economic conditions and other risk factors discussed in the Company’s filings with the SEC, all of which are incorporated by reference herein. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date this release is issued. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements contained in this release, and does not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Important Additional Information

Tengasco’s stockholders are strongly advised to carefully read the Company’s solicitation/recommendation statement regarding the tender offer referred to in this press release because it contains important information. Free copies of the solicitation/recommendation statement are available at the websites noted above or by writing to the Company 6021 S. Syracuse Way, Suite 117, Greenwood Village, CO 80111, Attention: Corporate Secretary.

Contact:	Cary V. Sorensen, Vice President

(720) 420-4460